 Exhibit 10.1

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT (this "Agreement") is entered into as of August 14, 2013, by and among Firstbank Corporation, a Michigan corporation ("Firstbank"), and each of the shareholders listed on Schedule A to this Agreement (individually, a "Shareholder" and together, the "Shareholders").

RECITALS

Mercantile Bank Corporation ("Mercantile") and Firstbank propose to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which Firstbank will merge with and into Mercantile (the "Merger"). As an inducement to Firstbank's willingness to enter into the Merger Agreement, each of the Shareholders is entering into this Agreement. Each Shareholder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding common stock, no par value, of Mercantile ("Mercantile Common Stock") as is indicated next to each Shareholder's name on Schedule A of this Agreement (the "Subject Shares"). Capitalized terms used in this Agreement but not defined have the meanings defined in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1.     Agreement to Retain Subject Shares.

(a)     Transfer. (1) Except as contemplated by this Agreement or the Merger Agreement, during the period beginning on the date of this Agreement and ending on the earlier to occur of (A) the Effective Time and (B) the Expiration Date, each Shareholder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of any of such Shareholder's Subject Shares, and (2) each Shareholder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Shareholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Shareholder's Subject Shares which is inconsistent with this Agreement. "Expiration Date" means the date of termination of the Merger Agreement in accordance with its terms.

(b)     Permitted Transfers. This Agreement does not prohibit a transfer of each Shareholder's Subject Shares to any family member, trust for the benefit of any family member or charitable organization to which contributions are deductible for federal income tax, estate, or gift purposes so long as the assignee or transferee agrees to be bound by the terms of this Agreement.

(c)     Subject Shares. Each Shareholder agrees that any shares of Mercantile Common Stock that such Shareholder purchases or otherwise acquires beneficial ownership of after the date of this Agreement shall be considered "Subject Shares" subject to the terms and conditions of this Agreement. Any shares of Mercantile Common Stock held by any Shareholder, or over which any Shareholder has the power to vote, as a trustee or otherwise in a fiduciary capacity shall not be subject to this Agreement.

Execution Copy

2.     Agreement to Vote Subject Shares; Solicitation.

(a)     At every meeting of the shareholders of Mercantile called with respect to any of the following, and at every adjournment of such meeting, each Shareholder shall be present at such meeting (in person or by proxy) and shall vote or consent all of such Shareholder's Subject Shares (1) in favor of the Mercantile Shareholder Approval, (2) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Mercantile contained in the Merger Agreement or of the Shareholders contained in this Agreement, and (3) against the following actions or proposals: (A) any Mercantile Takeover Proposal (other than the Merger) or any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; (B) any change in the persons who constitute the Mercantile Board of Directors; (C) any material change in the present capitalization of Mercantile or any amendment of the articles of incorporation or bylaws of Mercantile; or (D) any other action or proposal involving Mercantile or any subsidiary of Mercantile that is intended, or could reasonably be expected, to prevent, impede, or interfere with the transactions contemplated by the Merger Agreement or could reasonably be expected to result in any of the conditions to Mercantile's obligations under the Merger Agreement not being fulfilled.

(b)     Each Shareholder agrees that, during the term of this Agreement, except as permitted under the Merger Agreement in his or her capacity as a director of Mercantile, such Shareholder shall not, directly or indirectly, (1) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Mercantile Takeover Proposal, or (2) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Mercantile Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Mercantile Takeover Proposal.

3.     Termination. This Agreement shall terminate and have no further force and effect as of the earlier to occur of (a) the Effective Time and (b) the Expiration Date.

4.     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding under this Agreement in any capacity other than in such Shareholder's capacity as a beneficial owner of such Shareholder's Subject Shares, (b) nothing in this Agreement shall be construed to limit or affect any action or inaction by each Shareholder acting in his or her capacity as a director or fiduciary of Mercantile, (c) each Shareholder shall have no liability to Firstbank or any of its Affiliates under this Agreement as a result of any action or inaction by such Shareholder acting in his capacity as a director or fiduciary of Mercantile, and (d) each Shareholder shall have no liability for the action or inaction of any other Shareholder.

Execution Copy

5.     Miscellaneous.

(a)     Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.

(b)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c)     Specific Performance. Each of the parties to this Agreement recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Firstbank to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties to this Agreement agrees that in the event of any such breach Firstbank shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

Firstbank and each of the following Shareholders have executed this Agreement as of the date first above written.

FIRSTBANK CORPORATION

By:           /s/ Thomas R. Sullivan
     Name:    Thomas R. Sullivan
     Title:      President and Chief

                    Executive Officer

SHAREHOLDERS

          /s/ Kirk J. Agerson
     Name:     Kirk J. Agerson

          /s/ David M. Cassard
     Name:     David M. Cassard

          /s/ Edward J. Clark
     Name:     Edward J. Clark

          /s/ John F. Donnelly
     Name:     John F. Donnelly

          /s/ Michael D. Faas
     Name:     Michael D. Faas

          /s/ Doyle A. Hayes
     Name:     Doyle A. Hayes

          /s/ Susan K. Jones
     Name:     Susan K. Jones

[Signature Page to Mercantile Voting Agreement]

Execution Copy

          /s/ Robert B. Kaminski, Jr.
     Name:     Robert B. Kaminski, Jr.

          /s/ Calvin D. Murdock
     Name:     Calvin D. Murdock

          /s/ Michael H. Price
     Name:     Michael H. Price

         /s/ Timothy O. Schad

     Name:      Timothy O. Schad

[Signature Page to Mercantile Voting Agreement]

 Execution Copy

SCHEDULE A

Ownership of Subject Shares

Shareholder Name	Number of Subject Shares

Kirk J. Agerson	2,205
David M. Cassard	21,034
Edward J. Clark	46,740
John F. Donnelly	2,200
Michael D. Faas	12,700
Doyle A. Hayes	10,059
Susan K. Jones	9,035
Robert B. Kaminski, Jr.	58,960
Calvin D. Murdock	29,104
Michael H. Price	104,292
Timothy O. Schad	12,025